Exhibit 99.1

Tidewater Elects Morris E. Foster To Its Board of Directors

NEW ORLEANS, July 28, 2010 – Tidewater (NYSE: TDW) today announced the election of Morris E. Foster to its Board of Directors for a term expiring in July 2011.

Morris E. Foster retired in 2008 as Vice President of ExxonMobil Corporation and President of ExxonMobil Production Company following more than 40 years of service with the ExxonMobil group. Mr. Foster joined Exxon in 1965 after his graduation from Texas A&M University with a Bachelor of Science in mechanical engineering. He served in a number of production engineering and management roles domestically as well as in the United Kingdom and Malaysia prior to his appointment in 1995 as a Senior Vice President in charge of the upstream business of Exxon Company, USA. In 1998, Mr. Foster was appointed President of Exxon Upstream Development Company, and following the merger of Exxon and Mobil in 1999, he was named to the position of President of ExxonMobil Development Company. In 2004, Mr. Foster was named President of Exxon Mobil Production Company, the division responsible for ExxonMobil’s upstream oil and gas exploration and production business, and a Vice President of ExxonMobil Corporation.

Mr. Foster currently serves as Chairman of Stagecoach/Mill Creek Resort, a destination resort in Salado, Texas and as Chairman of the Board of Regents of Texas A&M University and serves on the boards of Scott & White Medical Institute, United Way of the Texas Gulf Coast, Greater Houston Partnership, and First State Bank of Temple Texas. Additionally, Mr. Foster is a member of the American Petroleum Institute, the Society of Petroleum Engineers, and the Texas Oil & Gas Association. Mr. Foster was inducted into Texas A&M University’s Academy of Distinguished Graduates in 1993.

Tidewater Inc. owns 390 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.

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